Contact: Mark L. Mestayer
Chief Financial Officer
(225) 293-9440

PICCADILLY CAFETERIAS, INC. PRICES
PRIVATE UNIT OFFERING

BATON ROUGE, Louisiana (December 13, 2000) -- Piccadilly Cafeterias, Inc. (NYSE: PIC) announced today that it has agreed to sell (1) 71,000 units consisting in the aggregate of $71 million principal amount of Senior Secured Notes due 2007 and warrants to purchase 746,210 shares of its common stock and (2) 10,000 units consisting in the aggregate of $10 million principal amount of Term B Notes due 2007 (secured equally with the Senior Secured Notes) and warrants to purchase 105,100 shares of its common stock. The initial interest rate on the Senior Secured Notes is 12% and is subject to annual adjustment beginning November 1, 2001. Interest is payable on the Term B Notes at a floating rate equal to LIBOR plus 4.5%. The initial exercise price for the warrants included as part of the units will be equal to the closing price of the common stock on the day prior to the closing date plus 10%. The offering is being made in accordance with Rule 144A under the Securities Act of 1933 and is expected to close on December 19, 2000.

The Company expects the gross proceeds from the offering to be approximately $72.9 million. The Company will use the net proceeds to repay approximately $66 million in outstanding bank debt and for additional working capital and other purposes.

The sale will be a private placement under Rule 144A of the Securities Act of 1933, with units being offered and sold only to qualified institutional buyers and to a limited number of institutional accredited investors. The securities being offered are not being registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act of 1933 and applicable state securities laws or an available exemption from the registration requirements. This news release does not constitute an offer to sell or the solicitation of an offer to buy the units, the notes or the warrants.

Piccadilly currently operates 236 cafeterias. Operating units are located primarily in the southeastern and mid-Atlantic regions of the United States. For more information, visit the Company's website at www.piccadilly.com.

Forward-looking statements regarding management's present plans or expectations for new unit openings, remodels, other capital expenditures, sales-building and cost-saving strategies, advertising expenditures, or disposition of impaired units, involve risks and uncertainties relative to return expectations, and related allocation of resources, and changing economic or competitive conditions, as well as the negotiation of agreements with third parties, advertising effectiveness, the ability to achieve cost reductions, and the ability to offset inflationary pressures through increases in selling prices, among others, any of which could cause actual results to differ from present plans or expectations, and such differences could be material.